                           MEDFORD CO-OPERATIVE BANK
                            Medford, Massachusetts


                         Proposed Marketing Materials

                            Marketing Materials for
                           Medford Co-operative Bank

                               Table of Contents
                               -----------------

I.      Press Release

        A.   Explanation
        B.   Schedule
        C.   Distribution List
        D.   Examples

II.     Question and Answer Brochure

        A.   Explanation
        B.   Method of Distribution
        C.   Example

III.    Officer and Director Brochure

        A.   Explanation
        B.   Method of Distribution
        C.   Example

IV.     IRA Mailing

        A.   Explanation
        B.   Method of Distribution
        C.   Example

V.      Counter Cards, Lobby Posters and a Tombstone Announcement

        A.   Explanation
        B.   Quantity
        C.   Examples (Enclosed)

VI.     Community Meetings Materials

        A.   Explanation
        B.   Quantity - Method of Distribution
        C.   Letters to Prospects
        D.   Examples (Enclosed)

VII.    Cover Letters for Initial Mailings

        A.   Explanation
        B.   Examples

                               I. Press Releases

A.   Explanation

     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises the Bank to forward press releases to national and regional publications, newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1. Approval of Conversion by the Commissioner of the Massachusetts Division of Banks

     2.   Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                      C. National Media Distribution List
                      -----------------------------------


American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

                           Local Media Distribution
                           ------------------------

The Bank should provide a supplemental distribution list which includes all local newspapers that it considers to be within its market area.

                                 (Forthcoming)

Press Release

                                                 FOR IMMEDIATE RELEASE
                                                 ---------------------
                                                 For More Information Contact:
                                                 Robert H. Surabian, President
                                                 Telephone: (617) 395-2800


                           MEDFORD CO-OPERATIVE BANK
                           -------------------------

                              STOCK SALE APPROVED
                              -------------------

         Mr. Robert H. Surabian, President of Medford Co-operative Bank ("the Bank"), Medford, Massachusetts, announced today that the Bank has received approval from the Commissioner of the Massachusetts Division of Banks to convert from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank (the "Conversion").

         Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. Certain of the Bank's past and present depositors who held qualifying deposits in the Bank as of certain specified dates will have the first opportunity to purchase stock through a subscription offering that closes on ________ __, 1997. A prospectus describing the stock offering will be mailed to certain depositors of the Bank on or about ________ __, 1997. Shares that are not subscribed for during the Subscription Offering, if any, will be offered to natural persons residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts in a Direct Community Offering. A minimum of 25 Shares must be purchased by each person purchasing Conversion Stock to the extent Shares are available, provided, however, that such minimum number of Shares will be reduced if the price per Share times such minimum number of Shares exceeds $500.

It is anticipated that shares not subscribed for in the Subscription Offering and Direct Community Offering, if any, will be offered to certain members of the general public in a Syndicated Community Offering. The offerings are being managed by Trident Securities, Inc. of Raleigh, North Carolina. The Bank's savings accounts, the balances of the individual accounts and existing insurance coverage from both the FDIC and the Share Insurance Fund of the Co-operative Central Bank will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangement with the Bank.

         Medford Co-operative Bank is located in Medford, Massachusetts. The Bank was founded in 1886. At June 30, 1997, the Bank had total assets of $149.7 million and total capital of $11.9 million. Customers or interested members of the community with questions concerning the stock offering should call the Stock Information Center at (617) ________, or visit the Bank Stock Information Center.

Press Release                                      FOR IMMEDIATE RELEASE
                                                   ---------------------
                                                   Contact: Robert H. Surabian,
                                                   President
                                                   Telephone: (617) 395-2800



                           MEDFORD CO-OPERATIVE BANK
                           -------------------------

                       COMPLETES INITIAL STOCK OFFERING
                       --------------------------------

         Medford, Massachusetts - Mr. Robert H. Surabian, President of Medford Co-operative Bank ("the Bank"), based in Medford, Massachusetts, announced today that the Bank has completed its conversion from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank. Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. The Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangement with the Bank

         Orders from depositors of the Bank as of March 31, 1996 and March 31, 1997 were completely filled and orders from non-customers residing in Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford counties were pro-rated. Trading is anticipated to commence on the NASDAQ/NMS under the trading symbol "MYST" on the morning of ________ __, ____.

         The net proceeds of the offering are to be used for general corporate purposes permitted by applicable law and regulations, including primarily the origination of residential real estate loans and other investments. In addition, such general corporate purposes include, without limitation, enhancing the Bank's capital position, funding, in part, the construction and acquisition of one or more branch locations, increasing lending activity as well as access to capital markets for future capital needs. Pending such use of the net proceeds of the offering investments will be made in short-term investment securities such as U. S. government and government agency securities and interest bearing deposits in order to, among other things, decrease the Bank's interest rate sensitivity.

         On October 28, 1997, the Bank's Plan of Conversion was approved by the Bank's depositor shareholders at a Special Meeting of Members.

         Mr. Surabian indicated that the Officers and Board of Directors of the Bank want to express their thanks for the response by customers and the community to the stock offering and that the Bank looks forward to serving the needs of its customers as a stock institution.

         Trident Securities, Inc., Raleigh, North Carolina managed the Subscription and Community Offerings for the Bank.

Press Release                                       FOR IMMEDIATE RELEASE
                                                    ---------------------
                                                    Contact: Robert H. Surabian,
                                                    President
                                                    Telephone: (617) 395-2800



                           MEDFORD CO-OPERATIVE BANK
                           -------------------------
               ANTICIPATES COMPLETION OF INITIAL STOCK OFFERING
               ------------------------------------------------

         Medford, Massachusetts - Mr. Robert H. Surabian, President of Medford Co-operative Bank ("the Bank"), based in Medford, Massachusetts, announced today that the Bank expects to complete its conversion from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank on ________ __, 1997. Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. Trading is anticipated to commence on the NASDAQ/NMS under the trading symbol "MYST" on the morning of ________ __, 1997.

         Trident Securities, Inc., Raleigh, North Carolina managed the Subscription and Community Offerings for the Bank.

                       II. Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident and the Bank will be responsible for any introductory or concluding remarks, design, layout, color and paper stock. This will be coordinated through Trident in conjunction with the financial printer.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by A prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Bank.

     2.   Question and Answer brochures are available in the Bank's office.

     3. Question and Answer brochures are distributed in information packets at Community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

                           Medford Co-operative Bank
                            Medford, Massachusetts

    Questions and Answers Regarding the Subscription and Community Offering

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

Medford Co-operative Bank's Board of Directors has unanimously voted to convert the Bank from its present mutual form to a stock form. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus. We ask you to please read them.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates or loans.

1.   Q.   What is a "Conversion"?

     A. Conversion is a change in the legal form of organization from a mutual to a stock institution. The Bank currently operates as a Massachusetts chartered mutual co-operative bank with no public stockholders. Through the conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc., the proposed holding company for the Bank. Mystic will offer common stock to the depositors of the Bank and to the community, as described below, and will be a publicly-owned company.

2.   Q.   Why is Medford Co-operative Bank converting?

     A. The stock form of ownership is used by most business corporations and an increasing number of savings institutions. The Bank has reached an important point in its development with its decision to convert to the stock form of ownership. It is expected that the substantial capital raised by issuing stock will achieve the following:

          * The Bank, as a mutual co-operative bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhancing future access to capital markets, providing the ability to attract and retain qualified management through stock-based compensation programs, enhancing the Bank's and the Company's ability to diversify into other financial services related activities and enhancing the Bank's and the Company's ability to render services to the public.

               The board of directors and management of the Bank believe that the stock form of organization is a preferred form (as opposed to the mutual form) of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrift institutions from over 12,500 in 1929 to just over 800 today.

               The Bank believes that converting to the stock form of organization will allow the Bank to more efficiently compete with local community banks and thrift institutions, most of which are stock owned, and with statewide, regional and super-regional banks, all of which are stock owned. The Bank believes that by combining quality service and products with a local ownership, base its customers and community members who become stockholders will be more inclined to do business with the Bank.

               Additionally, the Bank has, from time to time, experienced the need for additional liquidity, due in part to the expansion of the commercial and commercial real estate loan department and the need for funds to originate such loans. Recently, the Bank has utilized borrowings from the FHLB and has engaged in selected loan sales as a source of liquidity. The Bank believes that the capital-raising power of a stock form company would help to meet the need for additional liquidity.

               Furthermore, because the Bank competes with local, regional and super-regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford the Bank the opportunity to attract and retain employees and management through various stock benefit plans like the ESOP.

               Finally, the Board considers having access to the capital markets an important option for the Bank. While immediately following the Conversion the Bank will be well capitalized, the Bank's capital could decrease as a result of unforeseen circumstances affecting the economic viability of the Bank's market area. The protection of this additional capital against such an economic downturn is seen by management as a key benefit of the Conversion.

               Finally, because the Bank competes with local, regional and super-regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford the Bank the opportunity to attract and retain employees and management through various stock benefit plans like the ESOP.

          * Those Conversion proceeds will be added to the general funds of the Bank and used for general corporate purposes, including the origination of loans, funding the construction and/or the acquisition costs of establishing new branch locations, enhancing the Bank's liquidity ratios and enhancing future access to capital markets. The balance of the funds will be retained as the Company's initial capitalization, with a portion of those funds being loaned to the ESOP to fund its purchase of Common Stock in the Offerings or, if necessary, to purchase shares of Common Stock through open-market purchases following completion of the Offerings. The Company may use the funds it retains to support future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, although management has no current plans regarding such activities. Subject to applicable limitations, the Company may also use available funds to repurchase shares of Common Stock and for the payment of dividends. It is expected that in the interim, all or part of the net proceeds will be invested in U.S. Government and Agency securities and other short-term investments and to reduce borrowings from the FHLB. See "Use of Proceeds."

3.   Q.   Will the Conversion have any effect on savings accounts, certificates of deposit or loans with the Bank?

     A. No. The Conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

          However, upon conversion, deposit account holders will no longer have voting rights in Medford Co-operative Bank. All of the capital stock of the Bank will be owned by Mystic Financial, Inc., the proposed holding company for the Bank. Deposit account holders who subscribe for stock in the subscription offering will have voting rights in Mystic.

4.   Q.   Will the Conversion cause any changes in personnel or management?

     A. No. The Conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q.   Did the Board of Directors of the Bank and Members of the Bank approve the conversion?

     A. Yes. The Board of Directors unanimously approved the Plan of Conversion on June 11, 1997. The members of Medford Co-operative Bank approved the conversion at a Special Meeting of Members on October 28, 1997.


                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

6.   Q.   Who is entitled to buy the Bank common stock?

     A. The shares of common stock are being offered in a Subscription Offering pursuant to subscription rights in the following order of priority: (i) the Bank's qualifying deposit account holders as of March 31, 1996 with a $50 minimum deposit as of that date ("Eligible Account Holders"); (ii) the Bank's qualifying deposit account holders as of March 31, 1997 with a $50 minimum deposit as of that date, who are not Eligible Account Holders ("Supplemental Eligible Account Holders"); and (iii) the Bank's tax-qualified employee stock ownership plan (as defined in the Plan of Conversion); Concurrently with the Subscription Offering, shares not subscribed for in the Subscription Offering may be offered to natural persons residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts through a Direct Community Offering subject to the Bank's right to reject orders in the Direct Community Offering in whole or in part. It is anticipated that shares not subscribed for in the Subscription Offering and Direct Community Offering, if any, will be offered to certain members of the general public in a Syndicated Offering.

7.   Q.   How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must complete a Stock Order Form and return it along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at the Bank for shares to the Bank on or prior to the close of the Subscription Offering which is 3:30 P.M., Eastern standard time on ______, 1997. Members of the public residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts who wish to order stock directly from the Bank in the Direct Community Offering should return their Stock Order Form and accompanying payment to the Bank prior to 3:30 P.M. Eastern standard time on _______, 1997. Other members of the general public should contact the Stock Information Center for additional information.

8.   Q.   How can I pay for my subscription?

     A. First, you may pay for your stock by cash, check, bank draft, negotiable order of withdrawal or money order. These funds will earn interest at the Bank's passbook rate from the day we receive them until the completion or termination of the conversion. As of the date hereof, the passbook rate is ____%. Stock orders with cash must be delivered by hand to the Bank's office.

          Second, you may authorize us to withdraw funds from your Bank savings account or certificate of deposit at the Bank without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

          If you want to use Individual Retirement Account deposits to purchase stock, call our Stock Information Center at (617) _______ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions.

9.   Q.   When must I place my order for shares of stock?

     A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received by the Bank with full payment for all shares subscribed for not later than 3:30 P.M., Eastern standard time on _______, 1997.

          Persons residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts desiring to order shares through the Direct Community Offering may order shares before the close of the Community Offering, which may commence at any time on or after the commencement of the Subscription Offering.

10.  Q.   How many shares of stock are being offered?

     A. The Company is offering an estimated 2,050,000 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to as low as 1,742,500 or increased to as much as 2,711,125 in response to the independent appraiser's final determination of the pro forma market value of the Bank at closing.

11.  Q.   What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. No Stock Order form will be accepted for less than 25 shares. No person may purchase more than an aggregate of $600,000 of common stock in the conversion.

12.  Q.   How was it determined that between 1,742,500 shares and 2,711,125 shares of stock would be issued at $10.00 per share?

     A. The price range was determined through an appraisal of the Bank by RP Financial, an independent appraisal firm specializing in the thrift industry.

13.  Q.   Must I pay a commission on the stock for which I subscribe?

     A. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering. Conversion expenses including commissions will be deducted from the proceeds of the offering upon completion of the Conversion.

14.  Q.   Will I receive interest on funds I submit for stock purchases?

     A. Yes. The Bank will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription and Community Offerings until completion of the Conversion. That rate, as of the date hereof, is ___%.

15.  Q.   If I have misplaced my Stock Order Form what should I do?

     A. The Bank will mail you another order form or you may obtain one from the Bank office. If you need assistance in obtaining or completing a Stock Order Form, a Bank employee will be happy to help you.

16.  Q.   Will there be any dividends paid on the stock?

     A. Payment of dividends on the Common Stock will be subject to determination and declaration by the Board of Directors of Mystic and the availability of funds therefor. Mystic currently intends to pay cash dividends on the Common Stock at an initial annual rate of approximately 2% of the aggregate purchase price, commencing during the year ending __________ __, ____. Payment of dividends, however, will depend upon the Company's debt and equity structure, earnings, regulatory capital requirements and other factors, including economic conditions, regulatory restrictions and tax considerations noted herein. Therefore, no assurance can be given that dividends will be declared or as to the amount and frequency of dividends, if declared.

17.  Q.   How much stock do the directors and officers of Medford intend to purchase through the Subscription Offering?

     A. Directors and officers intend to purchase $1,130,000 (5.51% at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q.   Are the subscription rights transferable to another party?

     A. No. Pursuant to state regulations, subscription rights granted to eligible account holders and other members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights.

19.  Q.   I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

     A. If you were an account holder on the Eligibility Record Date, March 31, 1996, or the Supplemental Eligibility Record Date, March 31, 1997, you are entitled to purchase stock without regard to whether you continue to hold your Bank account.

20.  Q.   May I obtain a loan from the Bank using stock as collateral to pay for my shares?

     A. No. State regulations do not allow the Bank to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A.   No.  The shares are not and may not be insured by the FDIC.

22.  Q.   Will there be a market for the stock following the Conversion?

     A. The Company has applied to list its common stock on the NASDAQ/NMS under the symbol "MYST". However, there is no assurance that the stock will qualify for quotation on that system or that quotations will continue to be available on that system. Due to the small number of shares of stock being offered in the Conversion, it is unlikely that an active trading market will develop and be maintained.

23.  Q.   Can I purchase stock using funds in an IRA account?

     A. Yes. Contact the Stock Information Center for the necessary forms. However, it takes several days to process the necessary IRA forms and therefore it is necessary that your response be received by ________, 1997 to accommodate your interest.

This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus. A prospectus can be obtained at the Bank office or by calling the Stock Information Center. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


                             FOR YOUR CONVENIENCE

         In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                (617) ________


         The stock is not insured by the FDIC, the SIF or any other government agency.

                       III. Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights in brochure form the stock commitments shown in the Prospectus.

B.   Method of Distribution

     There are four primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by A prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Bank.

     2.   Officer and Director Brochures will be available in the Bank's office.

     3. Officer and Director Brochures are distributed in information packets at Community meetings.

     4. Officer and Director Brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                   OFFICER AND DIRECTOR PURCHASE COMMITMENTS

                                  Total
                                 Shares of                            Aggregate Purchase
                                Conversion           Total                  Price of
             Name                  Stock           Percentage         Proposed Purchases
             ----                  -----           ----------         ------------------
Julie Bernardin                    1,000             0.50%              $   10,000

John A. Hackett                    5,000             0.24%                  50,000

Richard M. Kazanjian              20,000             0.98%                 200,000

John J. McGlynn                    9,000             0.44%                  90,000

Dennis Raimo                       2,000             0.10%                  20,000

Lorraine P. Silva                 10,000             0.49%                 100,000

Robert H. Surabian                60,000             2.92%                 600,000

All other  executive  officers
(4 persons) as a group             6,000             0.29%                  60,000
                                 -------             ----               ----------
Total                            113,000             5.51%               1,130,000
                                 =======             ====               ==========

The table above sets forth certain information as to the intended purchases of the members of the Bank's Board of Directors and executive officers, including their associates, and by all executive officers and directors and their associates as a group. The table assumes that 2,050,000 shares will be offered at $10.00 per share and that sufficient shares will be available to satisfy the directors' and officers' intent.

This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus.

The stock will not be insured by the FDIC, the SIF or any governmental agency.

                                 IV. IRA Mailing


A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.   Quantity

     One IRA letter will be mailed to each IRA customer of the Bank.

                                (Bank Letterhead)



                                ___________, 1997


Dear Retirement Account Participant:

     As you know Medford Co-operative Bank of Medford, Massachusetts is in the process of converting from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of Mystic common stock offered in the conversion are not deposits and are not insured by the FDIC, the SIF or any other government agency. The Company is providing current and certain former depositors and borrowers an opportunity to purchase stock through a Subscription Offering. Mystic is offering an estimated __________ shares of common stock at $10.00 per share.

    As the holder of a Retirement Account at the Bank you have an opportunity to become a shareholder of Mystic. If you desire to purchase stock using funds being held in your Retirement Account, we can assist you in self-directing those funds which are currently held in certificates of deposit. This process can be done without an early withdrawal penalty or without a negative tax consequence to your retirement account. The stock that you purchase would be held in a self-directed retirement plan.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (617) _______. This transaction cannot be done through the mail and will require that you visit the Bank office. Furthermore, it takes several days to process the necessary IRA forms and regulations concerning retirement accounts require that your response be received by _________, 1997 to accommodate your interest.

                                                            Sincerely,



                                                            Robert H. Surabian
                                                            President

             V. Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three purposes: (1) As a notice to the Bnak's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards will be used at the Bank's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters will be used at the office of the Bank. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                                          POSTER



                            Medford Co-operative Bank



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



                 Customer Priority Rights for the Stock Offering

                             Expire on _______, 1997

--------------------------------------------------------------------------------

     This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus.
   These shares have not been approved or disapproved by the Securities and Exchange Commission, the Massachusetts Division of Banks, or Federal Deposit Insurance Corporation, nor has such Commission, Division or Corporation passed upon the accuracy or adequacy of the Prospectus.
                Any representation to the contrary is unlawful.


New Issue                                                        _________, 1997

                               __________ Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby

                            MEDFORD CO-OPERATIVE BANK


                         of Medford, Massachusetts will
              convert from a Massachusetts mutual co-operative bank
                   to a Massachusetts stock co-operative bank


                                 Common Stock


                                ---------------

                            Price $10.00 Per Share

                                ---------------

            Copies of the Prospectus may be obtained in any State in
             which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these securities in such state.

                            TRIDENT SECURITIES, INC.

                For a copy of the Prospectus call (617) ________.

--------------------------------------------------------------------------------

                         VI. Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Bank submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a prospectus and all attendees are given a prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.


C.   Examples enclosed

* Sent to prospects who are customers *



                                       Date



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Recently you may have read in the newspaper that Medford Co-operative Bank ("the Bank") will convert from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This is the most significant event in the history of the Bank in that it allows customers, community members, employees and directors the opportunity to share in the Bank's future by becoming charter stockholders of the Company.

         As a customer of the Bank, you should have received a packet of information regarding the conversion, including a prospectus. This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of the Company common stock offered in the conversion are not deposits and are not insured by the FDIC, the SIF or any other government agency. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

         Please feel free to call me or the Bank's Stock Information Center at (617) _______ if you have any questions. I look forward to seeing you at one of our informational presentations.

                                             Sincerely,



                                             Robert H. Surabian
                                             President

* Sent to prospects who are not customers *



                                       Date



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Recently you may have read in the newspaper that Medford Co-operative Bank ("the Bank") will be converting from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This is the most significant event in the history of the Bank in that it allows customers, community members, employees and directors the opportunity to share in the Bank's future by becoming charter stockholders of the Company.

         _________ has asked that you be sent a prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

         Please feel free to call me or the Bank's Stock Information Center at (617) _______ if you have any questions. I look forward to seeing you at one of our informational presentations.

                                             Sincerely,



                                             Robert H. Surabian
                                             President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

* Sent to individuals requesting information *



                                       Date



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Enclosed you will find the offering materials relating to the mutual to stock conversion (the "Conversion") of Medford Co-operative Bank ("the Bank"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share.

         In connection with the conversion, the Company is offering an estimated 2,050,000 shares of its common stock at a price of $10.00 per share. Please review the enclosed Prospectus so that you may make an informed investment decision based on your individual financial situation. If you wish to purchase stock, the enclosed order form should be completed and returned to the Bank no later than 3:30 P.M. Eastern time, on ________, 1997.

         If you have any questions concerning the conversion, please feel free to call the Bank Stock Information Center at (617) _________.

                                             Sincerely,



                                             Robert H. Surabian
                                             President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                           The Directors and Officers

                                        of

                            Medford Co-operative Bank

                     cordially invite you to attend a brief

                    presentation regarding the stock offering



                              Please join us at the

                                       Place

                                      Address

                                       Date

                                  at 6:00 p.m.

                               for hors d'oeuvres


R.S.V.P.
(617) ________ (Collect)

* Sent to those attending a community meeting *



                                       Date



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Thank you for attending our informational presentation relating to Medford Co-operative Bank's ("the Bank") conversion to a stock bank. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

         Obviously, we are excited about this stock offering and the opportunity to share in the future of the Bank. This conversion is the most important event in our history and it gives the Bank the strength and corporate flexibility to compete in the future.

         We will contact you in the near future to get an indication of your interest in our offering. In the meantime, if your investment decision is made, feel free to return your order form at your convenience, but not later than ________, 1997. If you have any questions, please call the Stock Information Center at (617) ________.

                                             Sincerely,



                                             Robert H. Surabian
                                             President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

* Sent to those not attending a community meeting *



                                       Date



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         I am sorry you were unable to attend our recent presentation regarding Medford Co-operative Bank's ("the Bank") mutual to stock conversion. The Board of Directors and management team of the Bank are committed to contributing to long term shareholder value and as a group we are personally investing approximately $1,130,000 of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of the Bank.

         We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and ________, 1997, I encourage you to either stop by our Stock Information Center or call (617) _______.

         I hope you will join me as a charter stockholder in Medford Co-operative Bank.

                                             Sincerely,



                                             Robert H. Surabian
                                             President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

* Final Reminder Letter *



                                       Date



&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Just a quick note to remind you that the deadline for purchasing stock in Mystic Financial, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Massachusetts' newest publicly owned financial institutions.

         The deadline for becoming a charter stockholder is _______, 1997. If you have any questions, I hope you will call our Stock Information Center at
(617) _______.

         Once again, I look forward to having you join me as a charter stockholder in Mystic Financial, Inc.

                                             Sincerely,



                                             Robert H. Surabian
                                             President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                     VII. Cover Letters for Initial Meeting



A.   Explanation

     These cover letters are used as an introduction for the Offering materials mailed to potential investors.


B.   Examples

                                (Blue Sky Letter)
                                (Bank Letterhead)
                               ____________, 1997
Dear Valued Customer:

         Medford Co-operative Bank ("the Bank") is pleased to announce that we have received regulatory approval to convert to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This stock conversion is the most significant event in the history of the Bank in that it allows customers, community members, directors and employees an opportunity to own stock in the Company.

         For over 111 years, the Bank has successfully operated as a mutual bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Bank. Indeed, we expect the Conversion to enhance our ability to meet a wider range of your financial needs.

         Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Bank.

         Unfortunately, the securities laws of the state in which you reside prohibit the Bank from making an offer, solicitation of an offer or sale of common stock without prior registration. As a result of the small number of Bank depositors in your state, the Bank has deemed that the costs and requirements of filing are not justifiable. Therefore, we regret that we are unable to offer common stock to you.

         We look forward to continuing to provide quality financial services to you in the future. If you have any questions, please call the Stock Information Center collect at (617) _______.

                                             Sincerely,


                                             Robert H. Surabian
                                             President
Enclosures
This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                        (Mailing to Interested Investors)
                                (Bank Letterhead)
                               ____________, 1997



Dear Interested Investor:

         Medford Co-operative Bank ("the Bank") is pleased to announce that we have received regulatory approval to convert to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This stock conversion is the most significant event in the history of the Bank in that it allows customers, community members, directors and employees an opportunity to own stock in the Company.

         For over __ years, the Bank has successfully operated as a mutual bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Bank. Indeed, we expect the Conversion to enhance our ability to meet a wider range of your financial needs.

         Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Bank.

         Enclosed is a prospectus which fully describes the Bank, its management, board and financial strength. Please review it carefully before you make an investment decision. If you decide to invest, please return to the Bank a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 3:30 P.M. Eastern Time on _____, 1997. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
(617) _______.

         We look forward to continuing to provide quality financial services to you in the future.

                                             Sincerely,



                                             Robert H. Surabian
                                             President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                        (Mailing to Friends and Members)
                                (Bank Letterhead)
                               ____________, 1997
Dear Valued Customer:

         Medford Co-operative Bank ("the Bank") is pleased to announce that we have received regulatory approval to convert to a Massachusetts chartered stock co-operative bank (the "Conversion"). Under the Plan of Conversion, the Bank will issue all of its capital stock to Mystic Financial, Inc. (the "Company"), the proposed holding company for the Bank, and the Company will offer an estimated 2,050,000 shares of its common stock at $10.00 per share. This stock conversion is the most significant event in the history of the Bank in that it allows customers, community members, directors and employees an opportunity to own stock in the Company.

         For over __ years, the Bank has successfully operated as a mutual bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Bank. Indeed, we expect the Conversion to enhance our ability to meet a wider range of your financial needs.

         Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Bank.

         Our records indicate that you were a depositor of the Bank either on March 31, 1996 or March 31, 1997. Therefore, in accordance with the Bank's Plan of Conversion, you are entitled to subscribe for Common Stock in Mystic's Subscription Offering.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received at the Bank not later than 3:30 P.M. Eastern Time on ______, 1997.

         Enclosed is a prospectus which fully describes the Bank, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
(617) _______.

         We look forward to continuing to provide quality financial services to you in the future.

                                             Sincerely,



                                             Robert H. Surabian
                                             President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Mystic common stock offered in the conversion. Such offers are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.